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                     November 22, 2022

       Jane Park
       Chief Executive Officer
       Athena Consumer Acquisition Corp.
       442 5th Avenue
       New York, NY 10018

                                                        Re: Athena Consumer
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 14,
2022
                                                            File No. 001-40921

       Dear Jane Park:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Daniel Nussen